Exhibit 99.1

NEWS	from	H. L. LANZET, INC.
12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

FOR IMMEDIATE RELEASE
CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Herbert /DeeDee Lanzet H.L. Lanzet, Inc. (212) 888-4570

CABLETEL ANNOUNCES LIQUIDITY CONCERNS AND EFFORTS TO RESTRUCTURE ITS
CURRENT OBLIGATIONS

MARKHAM, Ontario, January 16, 2003 — Cabletel Communications Corp. (AMEX: TTV; TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that, as a result of, among other things, continued weakness in its market, the Company does not currently have adequate working capital to meet its current obligations, thereby putting into doubt the Company’s ability to continue as a going concern. To address these issues, the Company is actively exploring various options including (i) raising additional financing through the issuance of debt or equity securities, (ii) the restructuring of existing obligations and (iii) selling the Company or certain of its segments. There can be no assurances that any of these efforts will be successful and the Company may be required to consider alternative courses of action including filing a voluntary petition seeking protection under applicable Canadian and/or U.S. restructuring laws.

The Company has been in discussions with its lender under its senior secured revolving credit facility regarding a restructuring of the Company and addressing the liquidity issues. In addition, the Company is currently in violation of a number of covenants contained in that credit facility. The Company is working with its lender to resolve these matters. However, there can be no assurance that the Company will be successful in resolving such matters. In the event that the Company is unable to resolve its issues with its senior lenders, the lender may call a default of the amounts outstanding under the loan agreement, an event that would also result in cross defaults with respect to certain of the Company’s other obligations. In such event, the Company would not be in a position to satisfy its obligations and would have to consider alternative courses of action, including, but not limited to, seeking protection under applicable bankruptcy laws.

The Company also announced that it has terminated its previously announced negotiation of a restructuring of the payment terms of its US $2.2 million (approximately US $1.2 million of which remains outstanding) senior subordinated promissory note issued to one of its major suppliers and has ceased paying amounts owed under that note. As a result, the supplier has the right to demand repayment of all outstanding amounts under that note, which is unsecured and subordinated to the rights of the Company’s senior secured lender under the Company’s senior credit facility. If such a demand is made, the Company will not be in a position to make those payments and would have to consider alternative courses of action, including, but not limited to, seeking protection under applicable bankruptcy laws.

Separately, the Company announced that Ron Eilath has resigned as the Company’s Chief Financial Officer. The Company is in the process of conducting a search for a successor.

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including its current liquidity crisis, weakness in the Company’s market, more restrictive payment terms from suppliers, requirements imposed by the Company’s creditors, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.